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                                                                   EXHIBIT 10.26

                                LICENSE AGREEMENT

         THIS AGREEMENT is made this 13th day of February, 1996, between the International Association of Chiefs of Police, a nonprofit corporation whose principal office is at 515 North Washington Street, Alexandria, Virginia 22314 (hereinafter referred to as "IACP"), and THE TRACKER CORPORATION, whose principal office is at 180 Dundas Street West, 15th Floor, Toronto, Ontario M5G 1Z8 (hereinafter referred to as "TRACKER"). WHEREAS, TRACKER desires to use IACP's name, trademarks, and certain other property in connection with the sale and marketing of property identification products and services; and

         WHEREAS, IACP is willing to permit such use in order to reduce crime and promote the public welfare:

         NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by IACP and TRACKER,

         IT IS AGREED:

         1. License. IACP licenses TRACKER to use its name, any and all trademarks or service marks IACP now or hereafter owns during the term of this Agreement, in connection with LICENSEE's sale and marketing of property identification products or services. In order to protect the goodwill of IACP, IACP retains the right to review and approve all uses of said name and marks, but will not unreasonably withhold its approval.

         2. Acknowledgment. TRACKER acknowledges that IACP is the lawful owner of the name and marks referred to in Section 1, and agrees to take no action inconsistent with IACP's ownership, or that would subject IACP to claims by third parties or potential loss of its ownership.

         3. Royalties. (a) Cash Royalty. (1) In general. In consideration of the license granted in Section 1, and as a condition of the license, TRACKER agrees to pay IACP a cash royalty equal to the greater of:

                  (A)      One Hundred Thousand Dollars ($100,000.00); or

                  (B) A graduated per capita amount with respect to each Member, calculated as set forth below:

                           Number of
                           Members                            Per Capita Amount
                           -------                            -----------------
                  0 - 1,000,000                               $0.20 (20 cents)

                  1,000,001 - 5,000,000                       $0.10 (10 cents)

                  More than 5,000,000                         $0.075 (7.5 cents)

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                  (2)      Calculation Date. The royalty due under subsection
(a)(1)(B) shall be calculated with respect to the number of Members on each anniversary of the Agreement.

                  (3) Payment. Each contract year, TRACKER shall pay IACP $25,000 on the 15th day of May, August, November and February. The balance (if any) due under subsection (a)(1)(B) for the contract year shall be paid to IACP not later than the following March 31.

                  (4) Member. For purposes of this Agreement, a Member of TRACKER's program is a subscriber who has ordered at least 8 labels.

                  (5) U.S. Dollars. All payments due under this Agreement by TRACKER to IACP are stated in, and shall be paid in, U.S. dollars.

                  (b) OP/ID Program. As an additional royalty in consideration for the license granted in Section 1, TRACKER agrees to assume all operational and financial responsibility for the OP/ID program previously conducted by IACP, including, but not limited to:

                           (1) Continued operation of the OP/ID "800" telephone lines;

                           (2) Fulfillment of OP/ID items as required by lifetime members; and

                           (3) Contracting or, attempting to contact, all lifetime members to update names, addresses, and other information.

         4. Conditions. As a condition of the license granted in Section 1 of this Agreement, TRACKER agrees:

         (a) Lifetime membership. Not to offer lifetime memberships in the TRACKER program, nor to sell any new memberships in the OP/ID Program. TRACKER may terminate lifetime memberships in OP/ID, only with the consent of the OP/ID members, whether or not in connection with the sale of the TRACKER program to OP/ID members.

         (b) Membership list. To provide IACP with complete lists of all TRACKER and OP/ID Members, updated with corrections, not less frequently than quarterly; and

         (c) Compliance with applicable law. That it shall conduct all sales activity in accordance with all applicable national, state, provincial, or local statutes, ordinances, regulations and rules, including (but not limited to), rules promulgated by the U.S. Federal Trade Commission.

         (d) Prohibition on sales by law enforcement personnel. That it will not employ individual active duty law enforcement personnel to sell memberships in TRACKER.

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         (e)      Trademark use approval. To send to IACP, for review and
approval, copies of all materials to be used in promoting the TRACKER Program and using IACP's name or trademark(s), not later than 10 days before their release. If IACP does not disapprove the use of such materials within 7 days of receipt, it shall be deemed to have approved their use. However, as between IACP and TRACKER, TRACKER shall be responsible for the accuracy of all information used in promoting the program unless it demonstrates that IACP knew or should have known, at the time it reviewed the information, that the information was not true.

         5. Best efforts. IACP and TRACKER agree to use their best efforts and cooperate in the performance of this Agreement, and in particular with respect to IACP's approval of promotional material using IACP's name or trademarks.

         6. Agency. IACP and TRACKER agree that this Agreement is not intended to create an agency relationship of any kind; and both agree not to contract any obligations in the name of the other, to use each other's credit in conducting any activities under this Agreement, or to represent that IACP is in the business of providing the products and/or services provided by TRACKER.

         7. Indemnification. TRACKER agrees to indemnify and hold IACP and its directors, officers, employees, agents, and members harmless with respect to any and all claims, losses, damages, liabilities, judgments, or settlements, including reasonable attorney's fees, costs, and other expenses incurred by IACP on account of any activities conducted by TRACKER pursuant to this Agreement, including any failure by TRACKER to provide services under contracts with its subscribers or as required for OP/ID members. IACP and TRACKER will promptly notify each other upon receipt of any claim or legal action arising out of activities conducted pursuant to this Agreement. The rights and responsibilities established in this paragraph shall survive indefinitely the termination of this Agreement.

         8. Inspection. Upon reasonable notice and during regular business hours, IACP shall have the right to inspect all books and records of TRACKER relating to the amounts payable to IACP under the Agreement. IACP shall have the right to have its representative audit such books and records to determine the accuracy of TRACKER's payments to IACP. Any overpayment by TRACKER to IACP shall be credited against future payments to IACP, and any underpayments shall be immediately due and payable by TRACKER to IACP. These rights shall extend eighteen (18) months past the date this Agreement is terminated.

         9. Noncompetition. TRACKER agrees, during the term of this Agreement, and for one year thereafter, not to market or sell the same or similar products or services under an agreement with any other international, national, provincial, state or other association whose membership is composed primarily of law enforcement officers or executives, except as expressly approved by IACP.

         10. Confidentiality. IACP and TRACKER recognize that during the term of this Agreement, each may possess certain confidential information about the business of the other, including, but not limited to, membership lists and other documents, data, records, and other information. Therefore, the parties agree that all such information shall be held in

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confidence and each will not divulge such information to any persons (other than for use under this Agreement) without the express written consent of the other. Each party also agrees that it will adopt reasonable precautions to guard against unauthorized release of such information, and that it will not use such information in any manner that will unfairly benefit itself or damage the other party. Each party agrees to return to the other all confidential business information pertaining to the other upon termination of this License Agreement. TRACKER specifically agrees to return to IACP all copies of any membership listing or directory of IACP's members, regardless of the form in which it appears or is stored.

         11. Term. This Agreement shall be effective on the date above written, and shall continue in effect for three (3) years, unless sooner terminated pursuant to Section 12.

         12. Termination. (a) In general. When IACP and TRACKER are unable to agree on approved text of promotional material using IACP's name or trademarks, either IACP or TRACKER may terminate this Agreement upon 30 days' notice in writing to the other party.


                  (b) For cause. Either IACP or TRACKER may terminate this Agreement immediately upon written notice to the other in the event of the other's insolvency, fraud, willful misconduct, or substantial breach of this Agreement. IACP may terminate this Agreement immediately upon written notice to TRACKER in the event TRACKER assigns its rights and obligations under this Agreement, or merges, consolidates, or otherwise undergoes a reorganization without the express consent of IACP.


                  (c) Future compensation. Upon termination of this Agreement, TRACKER shall continue to pay royalties on renewal sales, as if the Agreement remained in effect, for twelve (12) months from date of termination.

         13. Waiver. Either party's waiver of, or failure to exercise, any right provided for in this Agreement shall not be deemed a waiver of any further or future right under this Agreement.

         14. Successors and assigns. Subject to Section 12(b), this Agreement shall be binding on the parties, and on their successors and assigns, without regard to whether it is expressly acknowledged in any instrument of succession or assignment.

         15. Notices. Notices required by this Agreement shall be in writing and shall be delivered either by personal delivery or by mail. If delivered by mail, notices shall be sent by Express Mail, or by certified or registered mail, return receipt requested, with all postage and charges prepaid. All notices and other written communications under this Agreement shall be addressed as indicated below, or as specified by subsequent written notice delivered by the party whose address has changed.

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         IF TO IACP:       Mr. Dan Rosenblatt
                           Executive Director
                           International Association of Chiefs of Police 515 North Washington Street
                           Alexandria, Virginia  22314

         IF TO TRACKER:    Mr. I. Bruce Lewis
                           Chairman and CEO
                           The Tracker Corporation
                           15th Floor
                           1800 Dundas Street West
                           Toronto, Ontario  M5G 1Z8

         16. Governing Law. This Agreement shall be governed in all respects, except as to conflicts of laws, by the laws of the Commonwealth of Virginia.

         17. Captions. The captions of each paragraph of this Agreement are inserted solely for the reader's convenience, and are not to be construed as part of the Agreement.

         18. Severability. If any provision in this Agreement is determined by a competent authority to be unenforceable, all other provisions of this Agreement shall continue in full force and effect.

         19. Amendment. This Agreement constitutes the entire agreement between the parties, and supersedes all prior writings or oral agreements. This Agreement may be amended only by a writing clearly setting forth the amendments and signed by both parties.

         20. Warranty. Each party warrants that the individual signing this License Agreement on its behalf is duly authorized to do so.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized agent.

                                          INTERNATIONAL ASSOCIATION OF
                                             CHIEFS OF POLICE

                                          By: /s/ Dan Rosenblatt
                                             -----------------------------------
                                                  Dan Rosenblatt
                                                  Executive Director

                                          THE TRACKER CORPORATION

                                          By: /s/ I. Bruce Lewis
                                             -----------------------------------
                                                  I. Bruce Lewis
                                                  Chairman and CEO


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